UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): February 6, 2009

Hanger Orthopedic Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10670	84-0904275
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Two Bethesda Metro Center, Suite 1200
Bethesda, Maryland 20814
(Address of principal executive offices (zip code))

301-986-0701
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a — 12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        (b)    Resignation of Director. On February 6, 2009, Edmond E. Charrette resigned from his position as Director of Hanger Orthopedic Group, Inc. (the “Company”).

        (d)    Appointment of New Director. On February 6, 2009, Peter J. Neff was appointed to fill the vacancy on the Board of Directors of the Company created by the above-reported resignation of Mr. Charrette. Mr. Neff will serve on the Compensation Committee and the Quality and Technology Committee of the Board of Directors of the Company.

        Mr. Neff will participate in the Company’s 2003 Non-Employee Directors Stock Incentive Plan (the “Plan”). The Plan entitles each non-employee director of the Company to receive 8,500 shares of restricted stock or restricted stock units (“RSUs”) on an annual basis. The Plan also allows the non-employee directors to receive restricted stock or RSUs in lieu of the $30,000 annual director fee to which directors are entitled for a full year of service.

        Pursuant to the Plan, Mr. Neff will be granted 2,125 restricted shares (reflective of the partial year of service) of the Company’s Common Stock on February 12, 2009. These shares will be subject to a three-year vesting period. If Mr. Neff ceases to be a director of the Company prior to the date which is three years after the date of grant of such restricted shares to Mr. Neff (other than because of death, total and permanent disability, a change in control of the Company or Mr. Neff’s retirement), then Mr. Neff will forfeit all such restricted shares or RSUs which have not vested prior to that time unless such restricted shares or RSUs vest on or before the date which is ninety days after such termination. However, in the event of the termination of Mr. Neff’s service prior to the end of such three-year vesting period by reason of total and permanent disability, death, a change in control of the Company or Mr. Neff’s retirement, then such restricted shares or RSUs shall vest immediately at that time.

        In addition, Mr. Neff is entitled to receive $7,500 representing the pro-rata portion of the $30,000 annual director fee to which directors are entitled for a full year of service.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER ORTHOPEDIC GROUP, INC.

By:	/s/ Brian Wheeler Brian Wheeler Vice President

Dated: February 12, 2009